PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated August 7, 2007)	Registration Number 333-145197

_________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Class A common stock, par value $0.20 per share	60,000 shares	$67.53	$4,051,800	$125 (2)

(1)

Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low sales prices reported on The New York Stock Exchange on October 10, 2007.

(2)	Paid herewith.

_________________

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 7, 2007)

Actuant Corporation

60,000 Shares of

Class A Common Stock

This prospectus supplement relates to the sale, from time to time, by the Heinrich Kopp Pension Trust e.V. (the “Pension Trust” or the “selling shareholder”) of 60,000 shares of our class A common stock, par value $0.20 per share (the “common stock”). The Pension Trust is a trust that has been established for the purpose of funding and fulfilling certain unfunded pension obligations of our German subsidiary, Heinrich Kopp GmbH (“Kopp”).

The shares may be sold, from time to time, in brokerage transactions on the New York Stock Exchange, in privately negotiated transactions, or otherwise. These sales may be for negotiated prices or on the open market at prevailing market prices. We will not receive any portion of the proceeds of the sale of the common stock offered by this prospectus supplement and we will bear all expenses incident to registration of the common stock. The Pension Trust will be responsible for expenses incurred in selling the common stock, which expenses may include, among other things, underwriting discounts, brokerage fees and commissions.

Our common stock is listed on the New York Stock Exchange under the trading symbol “ATU.” On October 15, 2007, the closing price of our common stock as reported on the New York Stock Exchange was $68.03 per share.

See “Risk Factors” beginning on page S-2 of this prospectus supplement for a discussion of certain risks you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 16, 2007

TABLE OF CONTENTS

Prospectus Supplement
About This Prospectus Supplement	S-1
Prospectus Supplement Summary	S-1
Risk Factors	S-2
Forward-Looking Statements	S-8
Use of Proceeds	S-9
Certain Legal Matters	S-9
Experts	S-9
Incorporation of Certain Information By Reference	S-9

Prospectus
About this Prospectus	1
Actuant Corporation.	1
Risk Factors	1
Use of Proceeds	1
Plan of Distribution	2
Where You Can Find More Information	3
Information Concerning Forward-Looking Statements	4
Certain Legal Matters	4
Experts	4

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more information, some of which may not apply to this offering or may have been updated in the first part. If the description of this offering or any other matter varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is only a summary, it does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and accompanying prospectus carefully, especially “Risk Factors” beginning on page S-2, and our consolidated financial statements and related notes, incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

We are a diversified global manufacturer of a broad range of industrial products and systems, organized into four reportable segments, Industrial, Electrical, Actuation Systems, and Engineered Products. Our Industrial segment is primarily involved in the design, manufacture and distribution of hydraulic and industrial tools to the industrial, construction, oil and gas, and production automation industries. Our Industrial segment also provides manpower services and tool rental to the global bolting market. Our Electrical segment is primarily involved in the design, manufacture, and distribution of electrical tools and supplies to the retail, electrical wholesale, OEM, and marine markets. Our Actuation Systems segment primarily focuses on developing and marketing highly engineered position and motion control systems for original equipment manufacturers, primarily those in the recreational vehicle, automotive, truck, and other industrial markets. Our Engineered Products segment designs and manufactures various industrial products for industrial markets.

The Pension Trust

The Pension Trust is a trust that has been established for the purpose of funding and fulfilling certain unfunded pension obligations of our German subsidiary, Kopp. We have issued the shares of common stock being offered by this prospectus supplement to our wholly owned subsidiary, Engineered Solutions, L.P., which has contributed the shares to its wholly owned subsidiary, Enerpac GmbH, which has contributed the shares to its wholly owned subsidiary, Kopp. Kopp, in turn, has transferred title to the shares to the Pension Trust. The Pension Trust intends to sell the shares pursuant to this prospectus supplement and invest the proceeds in accordance with its investment guidelines. U.S. Bank, N.A., the Pension Trust's investment manager, will effect the sale of the shares of common stock for the Pension Trust through various brokers, for which the participating brokers will receive customary compensation. As of the date of the prospectus supplement, the Pension Trust beneficially owned 60,000 shares of our common stock. The Pension Trust is a registered association organized under the laws of Germany.

The Offering

Issuer	Actuant Corporation

Selling Shareholder	Heinrich Kopp Pension Trust e.V.

Shares of Common Stock	60,000

Use of Proceeds

We will not receive any proceeds from the sale of shares of common stock by the Pension Trust. The Pension Trust will receive all of the net proceeds from the sale of shares of our common stock offered by this prospectus supplement. See “Use of Proceeds.”

Listing	Our shares of common stock are listed on the New York Stock Exchange under the symbol “ATU.”

Risk Factors	See “Risk Factors” on page S-2 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Our Corporate Information

Our principal executive offices are located at 13000 West Silver Spring Drive, Butler, Wisconsin 53007 and our telephone number is (414) 352-4160. Our website can be found at www.actuant.com. Information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus, before investing in our common stock. The risks described below are not the only risks we face. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Business

Market demand for our products may suffer cyclical declines.

The level of market demand for our products depends on the general economic condition of the markets in which we compete. A substantial portion of our revenues is derived from customers in cyclical industries that typically are adversely affected by downward economic cycles, which may result in lower demand for products in the affected business segment. For example, we generate sales in the heavy-duty truck, RV, automotive, energy and construction industries. As a result, deterioration in the conditions in any of these industries, as well as in any of the other industries in which we operate, could adversely affect our businesses. If consumer confidence declines considerably, consumer discretionary spending on home, RV and automobile purchases and remodeling and other construction projects could be negatively impacted, which would adversely impact our sales to customers in these markets.

Our indebtedness could harm our operating flexibility and competitive position.

We have incurred, and we may in the future incur, significant indebtedness in connection with acquisitions. Our strategy includes maintaining a leverage ratio in the range of two to three times debt to EBITDA. We have, and will continue to have, a substantial amount of debt which will continue to require significant interest and principal payments. Our level of debt and the limitations imposed on us by our debt agreements could adversely affect our operating flexibility and put us at a competitive disadvantage. Our substantial debt level may adversely affect our future performance.

Our ability to make scheduled payments of principal of, to pay interest on, or to refinance our indebtedness, and to satisfy our other debt and lease obligations will depend upon our future operating performance, which will be affected by factors beyond our control. In addition, there can be no assurance that future borrowings or equity financings will be available to us on favorable terms or at all for the payment or refinancing of our indebtedness. If we are unable to service our indebtedness, our business, financial condition and results of operations will be materially adversely affected.

Our ability to service our debt obligations would be harmed if we fail to comply with the financial and other covenants in our debt agreements.

Our amended senior credit agreement and our other debt agreements contain a number of significant financial and other restrictive covenants. These covenants could adversely affect us by limiting our financial and operating flexibility as well as our ability to plan for and react to market conditions and to meet our capital needs. Our failure to comply with these covenants could result in events of default which, if not cured or waived, could result in our being required to repay indebtedness before its due date, and we may not have the financial resources or be able to arrange alternative financing to do so. Borrowings under our amended senior credit facility are secured by a pledge of stock of certain of our subsidiaries and guaranteed by certain other subsidiaries. If borrowings under our amended senior credit facility were declared or became due and payable immediately as the result of an event of default and we were unable to repay or refinance those borrowings, the lenders could foreclose on the pledged stock. Any event that requires us to repay any of our debt before it is due could require us to borrow additional amounts at unfavorable borrowing terms, cause a significant decrease in our liquidity, and impair our ability to pay amounts due on our indebtedness. Moreover, if we are required to repay any of our debt before it becomes due, we may be unable to borrow additional amounts or otherwise obtain the cash necessary to repay that debt, and any failure to pay that debt when due could seriously harm our business.

Our businesses operate in highly competitive markets, so we may be forced to cut prices or incur additional costs.

Our businesses generally face substantial competition in each of their respective markets. We may be forced to reduce prices, incur increased costs or lose market share in certain business units. We compete on the basis of product design, quality, availability, performance, customer service and price. Present or future competitors may have greater financial, technical or other resources which could put us at a disadvantage in the affected business or businesses.

Our international operations pose currency and other risks.

Our international operations present special risks, primarily from currency exchange rate fluctuations, exposure to local economic and political conditions, export and import tariff restrictions, controls on repatriation of cash and exposure to local political conditions. In particular, our results of operations have been significantly affected by fluctuations in foreign currency exchange rates, especially the euro and British pound. To the extent that we expand our international presence, these risks from our international operations may increase.

Future acquisitions may create integration challenges.

Our business strategy includes growth through small, strategic acquisitions, although we may from time to time consider larger acquisitions. That strategy depends on the availability of suitable acquisition candidates at reasonable prices and our ability to quickly resolve challenges associated with integrating these acquired businesses into our existing business. These challenges include integration of product lines, sales forces and manufacturing facilities as well as decisions regarding divestitures, inventory write-offs and other charges. These challenges also pose risks with respect to employee turnover, disruption in product cycles and the loss of sales momentum. We cannot be certain that we will find suitable acquisition candidates or that we will consistently meet these challenges.

We may not be able to realize the anticipated benefits from acquired companies.

We may not be able to realize the anticipated benefits from acquired companies. Achieving those benefits depends on the timely, efficient and successful execution of a number of post-acquisition events, including integrating the acquired business into our company. Factors that could affect our ability to achieve these benefits include:

•	difficulties in integrating and managing personnel, financial reporting and other systems used by the acquired businesses into our company;

•	the failure of acquired businesses to perform in accordance with our expectations;
•	any future goodwill impairment charges that we may incur with respect to the assets of acquired businesses;
•	failure to achieve anticipated synergies between our business units and the business units of acquired businesses;
•	the loss of acquired business customers; and
•	the loss of any of the key managers of acquired businesses.

If acquired businesses do not operate as we anticipate, it could materially harm our business, financial condition and results of operations. In addition, acquired businesses may operate in niche markets in which we have little or no experience. Accordingly, we will be highly dependent upon existing managers and employees to manage those businesses, and the loss of any key managers or employees of the acquired business could have a material adverse effect on our business.

Environmental laws and regulations may result in additional costs.

We are subject to federal, state, local and foreign laws and regulations governing public and worker health and safety and the indoor and outdoor environment. Any violations of these laws by us could cause us to incur unanticipated liabilities that could harm our operating results. Pursuant to such laws, governmental authorities have required us to contribute to the cost of investigating or remediating, or to investigate or remediate, third party as well as currently or previously owned and operated sites. In addition, we provided environmental indemnities in connection with the sale of certain businesses and product lines. Liability as an owner or operator, or as an arranger for the treatment or disposal of hazardous substances, can be joint and several and can be imposed without regard to fault. There is a risk that our costs relating to these matters could be greater than what we currently expect or exceed our insurance coverage, or that additional remediation and compliance obligations could arise which require us to make material expenditures. In particular, more stringent environmental laws, unanticipated remediation requirements or the discovery of previously unknown conditions could materially harm our financial condition and operating results. We are also required to comply with various environmental laws and maintain permits, some of which are subject to discretionary renewal from time to time, for many of our businesses, and our business operations could be restructured if we are unable to renew existing permits or to obtain any additional permits that we may require.

Any loss of key personnel and the inability to attract and retain qualified employees could have a material adverse impact on our operations.

We are dependent on the continued services of key executives such as our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and executives in charge of our segments. We do not currently have employment agreements with most of these or other officers. The departure of key personnel without adequate replacements could severely disrupt our business operations. Additionally, we need qualified managers and skilled employees with technical and manufacturing industry experience to operate our businesses successfully. From time to time there may be shortages of skilled labor which may make it more difficult and expensive for us to attract and retain qualified employees. If we are unable to attract and retain qualified individuals or our costs to do so increase significantly, our operations would be materially adversely affected.

If our intellectual property protection is inadequate, others may be able to use our technologies and tradenames and thereby reduce our ability to compete, which could have a material adverse effect on us, our financial condition and results of operations.

We regard to much of the technology underlying our services and products and the trademarks under which we market our products as proprietary. The steps we take to protect our proprietary technology may be inadequate to prevent misappropriation of our technology, or third parties may develop similar technology independently. We rely on a combination of patents, trademark, copyright and trade secret laws, employee and third-party non-disclosure agreements and other contracts to establish and protect our technology and other intellectual property rights. The agreements may be breached or terminated, and we may not have adequate remedies for any breach, and existing trade secrets, patent and copyright law afford us limited protection. Policing unauthorized use of our intellectual property is difficult. A third party could copy or otherwise obtain and use our products or technology without authorization.

Litigation may be necessary for us to defend against claims of infringement or to protect our intellectual property rights and could result in substantial cost to us, and diversion of our efforts. Further, we might not prevail in such litigation which could harm our business.

Our products could infringe on the intellectual property of others, which may cause us to engage in costly litigation and, if we are not successful, could cause us to pay substantial damages and prohibit us from selling our products.

Third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property claims, and we may have to pay substantial damages, possibly including treble damages, if it is ultimately determined that they do. We may have to obtain a license to sell our products if it is determined that our products infringe upon another person’s intellectual property. We might be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending these types of lawsuits takes significant time, may be expensive and may divert management attention from other business concerns.

Large or rapid increases in the costs of raw materials or substantial decreases in their availability could adversely affect our operations.

The primary raw materials that we use include steel, plastic resin, copper, brass, steel wire and rubber. Most of our suppliers are not currently parties to long-term contracts with us. Consequently, we are vulnerable to fluctuations in prices of such raw materials. Market prices for certain materials such as steel, plastic resin and copper have been rising, which could have a negative effect on our operating results and ability to manufacture our respective products on a timely basis. From time to time we have entered into derivative contracts to hedge our exposure to commodity risk, none of which derivative contracts have been material. Factors such as supply and demand, freight costs and transportation availability, inventory levels, the level of imports and general economic conditions may affect the prices of raw materials that we need. If we experience any significant increases in raw material prices, or if we are unable to pass along any increases in raw material prices to our customers, then our results of operations could be adversely affected.

Geopolitical unrest and terrorist activities may cause the economic conditions in the U.S. or abroad to deteriorate, which could harm our business.

Terrorist attacks against targets in the U.S. or abroad, rumors or threats of war, other geopolitical activity or trade disruptions may impact our operations or cause general economic conditions in the U.S. and abroad to deteriorate. A prolonged economic slowdown or recession in the U.S. or in other areas of the world could reduce the demand for our products and, therefore, negatively affect our future sales. Any of these events could have a significant impact on our business, financial condition or results of operations.

Our ability to continue to source low cost products from regions such as China may decline.

An increasing portion of our products are sourced from low cost regions. Changes in export laws and disruption in transportation routes could adversely impact our results of operations.

Risks Related to Our Common Stock

The market price for our common stock may be volatile.

The market price of our common stock could fluctuate substantially in the future in response to a number of factors, including those discussed below. The market price of our common stock has in the past fluctuated significantly and is likely to continue to fluctuate significantly. Some of the factors that may cause the price of our common stock to fluctuate include:

•	variations in our and our competitors’ operating results;

•	changes in securities analysts’ estimates of our future performance and the future performance of our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	gains or losses of significant customers;

•	additions or departures of key personnel;

•	events affecting other companies that the market deems comparable to us;

•	general economic conditions in industries in which we operate;

•	general economic conditions in the United States and abroad;

•	the presence or absence of short selling of our common stock;

•	future sales of our common stock or debt securities;

•	announcements by us or our competitors of technological improvements or new products; and

•	European electrical restructuring actions.

The stock markets in general have experienced substantial price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the trading price of the common stock.

The market price of our common stock could be affected by the substantial number of shares that are eligible for future sale.

The number of shares of common stock to be outstanding after this offering is based on 27,764,238 shares outstanding as of September 30, 2007, and excludes (i) 4,519,791 shares of common stock that are either issuable upon the exercise of outstanding options under various employee benefit plans or are reserved for future grants, awards or sale under our stock plans, and (ii) 3,758,445 shares issuable upon conversion of our 2% convertible senior subordinated debentures. In addition, the number of shares issuable upon conversion of our 2% convertible senior subordinated debentures may increase pursuant to anti-dilution provisions applicable to the debentures. We cannot predict the effect, if any, that future sales of shares of our common stock, including common stock issuable upon the exercise of options or the conversion of the 2% convertible senior subordinated debentures, or the availability of shares of common stock for future sale, will have on the market price of our common stock prevailing from time to time.

Our 2% convertible senior subordinated debentures are convertible into common stock, at the option of the holders, only upon the occurrence of certain specified events. Among other things, the debentures may be converted into common stock during any fiscal quarter if the closing sale price of our common stock exceeds approximately $47.89 for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. If holders become entitled to convert their debentures into our common stock, it could result in the issuance of up to 3,758,445 additional shares of common stock, which could be dilutive to other shareholders and adversely affect the market price of our common stock, perhaps substantially.

Based on filings made with the SEC, we are aware of four institutions that hold in excess of 5% of our outstanding common stock. We are not able to predict whether or when these institutions will sell substantial amounts of our common stock. Sales of our common stock by these institutions could adversely affect prevailing market prices for our common stock.

Some provisions of our charter and bylaws and of Wisconsin law may prevent a change in control or adversely affect our shareholders.

Certain provisions of our articles of incorporation and bylaws and of the Wisconsin Business Corporation Law may discourage, delay or prevent a change of control that shareholders may consider favorable. Certain provisions of our articles of incorporation and bylaws and of the Wisconsin Business Corporation Law may discourage transactions that otherwise could provide for payment of a premium over the prevailing market price of our common stock and also may limit the price that investors are willing to pay in the future for shares of our common stock.

For example, our articles of incorporation and bylaws:

•	do not provide for cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of our common stock to elect some directors;

•

while currently not implemented, permit us to classify the board of directors into two or three classes serving staggered two or three-year terms, respectively, which may lengthen the time required to gain control of our board of directors;

•

require super-majority voting to effect amendments to provisions of our articles of incorporation and bylaws or to approve or adopt a merger or consolidation of us, or approve or adopt a sale or exchange of all or substantially all of our assets, which may reduce the likelihood of such transactions occurring;

•

establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by shareholders at a shareholder meeting, which may discourage such proposals; and

•	allow the board to issue shares of class B common stock, which would then have the right to elect a majority of the directors, and to issue and determine the terms of preferred stock.

In addition, certain sections of the Wisconsin Business Corporation Law may discourage, delay or prevent a change in control by:

•	limiting the voting power of certain shareholders exercising 20% or more of our voting power,

•	prohibiting us from engaging in certain business combinations with any interested shareholder, or

•	requiring a super-majority vote for any business combination that does not meet certain fair price standards.

Any issuance of preferred stock or class B common stock could adversely affect the holders of our common stock.

Our board of directors is authorized to issue shares of preferred stock or class B common stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set specified terms of any series of preferred stock, including dividend rates, votes per share and amounts payable in the event of our dissolution, liquidation or winding up. Any preferred stock that we issue may have a preference over our common stock with respect to the payment of dividends and upon our liquidation, dissolution or winding up and the holders of the preferred stock would be entitled to vote as a single class with the holders of our common stock in the election of directors. As a result, our board of directors could issue preferred stock with dividend, liquidation and voting rights and with other terms that could adversely affect the interests of the holders of our common stock. If any shares of class B common stock are issued, our articles of incorporation provide that the class B common shareholders, voting as a separate class, would be entitled to elect a majority of our board of directors, while the holders of our common stock, voting as a single class with the holders of any outstanding preferred stock, would be entitled to elect a minority of our board of directors. As a result, the issuance of any class B common stock would adversely affect the voting rights of holders of our common stock. We do not currently intend to issue any preferred stock or class B common stock.

Persons holding our common stock could have the voting power of their shares of common stock on all matters significantly reduced under Wisconsin anti-takeover statutes, if the person holds in excess of 20% of the voting power in the election of directors.

Under the Wisconsin Business Corporation Law, if a person holds voting power of our company in excess of 20% of the voting power in the election of directors, then that person’s voting power is limited (in voting on any matter) to 10% of the full voting power of such excess shares, unless full voting rights have been restored to that person at a special meeting of the shareholders or certain other statutory exceptions are met. A person’s common stock holdings as well as any shares issuable upon conversion of convertible securities or the exercise of options or warrants owned by that person are included in calculating such person’s voting power. Therefore, any shares issuable to a holder of our 2% convertible senior subordinated debentures, as well as any shares acquired in this offering, may be included in determining whether such holder holds more than 20% of our voting power. If a holder of common stock holds more than 20% of our outstanding common stock, after taking into account any shares of common stock that the holder acquires in this offering or that the holder would receive upon the exercise or conversion of outstanding options, warrants or 2% convertible senior subordinated debentures, then the holder’s voting power could be significantly reduced under Wisconsin anti-takeover statutes.

FORWARD-LOOKING STATEMENTS

The matters discussed in this prospectus supplement and the accompanying prospectus, and Actuant’s financial statements and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, contain certain forward-looking statements that are based on current management expectations that involve substantial risks and uncertainties, which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or future events. You should read statements that contain these words carefully, because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information.

The factors listed under “Risk Factors,” as well as any cautionary language in this prospectus supplement and the accompanying prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, those described above under the heading “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. Before you invest in our common stock, you should read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect.

Forward-looking statements included in or incorporated by reference in this prospectus supplement and the accompanying prospectus speak only as of the dates such information is presented. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus supplement or the accompanying prospectus, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this prospectus supplement or the accompanying prospectus or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock by the selling shareholder.

CERTAIN LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby has been passed upon for us by Quarles & Brady LLP, Milwaukee, Wisconsin.

EXPERTS

The financial statements and financial statement schedule incorporated in this prospectus supplement by reference to our Current Report on Form 8-K, dated May 30, 2007, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended August 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference in this prospectus supplement the documents we file with the SEC. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus supplement. We are incorporating by reference the following documents:

•	Annual Report on Form 10-K for the year ended August 31, 2006, as updated by our Current Report on Form 8-K dated May 30, 2007;
•	Quarterly Reports on Form 10-Q for the quarters ended November 30, 2006, February 28, 2007, and May 31, 2007;
•

Current Reports on Form 8-K filed on October 16, 2006, November 15, 2006, November 21, 2006, December 29, 2006, January 19, 2007, February 23, 2007, May 4, 2007, May 30, 2007, June 6, 2007, June 12, 2007, June 15, 2007, June 26, 2007, and June 29, 2007; and

•

the description of the class A common stock contained in our Current Report on Form 8-K dated August 12, 1998 filed for the purpose of updating and superseding the description of the class A common stock contained in our Registration Statement on Form 8-A filed on August 11, 1987, as previously updated by our Current Report on Form 8-K dated January 28, 1991; and any amendment or report filed for the purpose of updating such description.

We do not incorporate portions of any document that is either (a) described in paragraphs (d)(1) through (3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (b) furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. We hereby incorporate by reference all future filings by us made pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to the Chief Financial Officer, Actuant Corporation, 13000 West Silver Spring Drive, Butler, Wisconsin 53007, telephone (414) 352-4160.

PROSPECTUS

Actuant Corporation

Class A Common Stock

We may offer class A common stock from time to time. In addition, certain selling shareholders to be identified in a prospectus supplement may offer and sell class A common stock from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of these securities, carefully before you make your investment decision.

Our class A common stock is listed on the New York Stock Exchange under the trading symbol “ATU.”

See “Risk Factors” beginning on page 1 of this prospectus, as well as in supplements to this prospectus, for a discussion of certain risks you should consider before buying any securities hereunder.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is August 7, 2007

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            You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Actuant,” the “Company,” “we,” “us,” and “our” refer to Actuant Corporation.

TABLE OF CONTENTS

                   Page

ABOUT THIS PROSPECTUS	1
ACTUANT CORPORATION	1
RISK FACTORS	1
USE OF PROCEEDS	1
PLAN OF DISTRIBUTION	2
WHERE YOU CAN FIND MORE INFORMATION	3
INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS	4
CERTAIN LEGAL MATTERS	4
EXPERTS	4

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

ACTUANT CORPORATION

We are a diversified global manufacturer of a broad range of industrial products and systems, organized into four reportable segments, Industrial, Electrical, Actuation Systems, and Engineered Products. Our Industrial segment is primarily involved in the design, manufacture and distribution of hydraulic and industrial tools to the industrial, construction, oil and gas, and production automation industries. Our Industrial segment also provides manpower services and tool rental to the global bolting market. Our Electrical segment is primarily involved in the design, manufacture, and distribution of electrical tools and supplies to the retail, electrical wholesale, OEM, and marine markets. Our Actuation Systems segment primarily focuses on developing and marketing highly engineered position and motion control systems for original equipment manufacturers, primarily those in the recreational vehicle, automotive, truck, and other industrial markets. Our Engineered Products segment designs and manufactures various industrial products for industrial markets.

Our principal executive offices are located at 13000 West Silver Spring Drive, Butler, WI 53007 and our telephone number is (414) 352-4160. Our website can be found at www.actuant.com. Information on our website is not incorporated by reference into this prospectus.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information, documents or reports incorporated by reference in this prospectus and in the applicable prospectus supplement, you should carefully consider the risk factors set forth in the section entitled “Risk Factors” in any prospectus supplement as well as in “Part I, Item 1A. Risk Factors,” in our most recent annual report on Form 10-K, and in “Part II, Item 1A. Risk Factors,” in our most recent quarterly report on Form 10-Q filed subsequent to such Form 10-K, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, as the same may be updated from time to time by our future filings under the Exchange Act. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities by Actuant will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling shareholder, we will not receive any of the proceeds from such sale.

PLAN OF DISTRIBUTION

Actuant and/or the selling shareholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;
•	directly to one or more purchasers;
•	through agents; or
•	through any other methods described in a prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;
•	the purchase price of such securities and the proceeds to be received by Actuant, if any;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may also be sold in one or more of the following transactions, or in any transactions described in a prospectus supplement:

•	block transactions in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;
•	purchase by a broker-dealer as principal and resale by the broker-dealer for its own account;
•	a special offering, an exchange distribution or a secondary distribution in accordance with the rules of any exchange on which the securities are listed;
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;
•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities we and/or the selling shareholders by any of the methods described above may be sold to the public, in one or more transactions, either:

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices; or
•	at negotiated prices.

We and/or the selling shareholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling shareholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Actuant at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Actuant and/or the selling shareholders, if applicable, to indemnification by Actuant and/or the selling shareholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may engage in transactions with, or perform services for Actuant and its affiliates in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede this information. We incorporate by reference the documents listed below and all future filings made pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	Annual Report on Form 10-K for the year ended August 31, 2006;
•	Quarterly Reports on Form 10-Q for the quarters ended November 30, 2006, February 28, 2007, and May 31, 2007;
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Current Reports on Form 8-K filed on October 16, 2006, November 15, 2006, November 21, 2006, December 29, 2006, January 19, 2007, February 23, 2007, May 4, 2007, May 30, 2007, June 6, 2007, June 12, 2007, June 15, 2007, June 26, 2007, and June 29, 2007; and

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the description of the class A common stock contained in our Current Report on Form 8-K dated August 12, 1998 filed for the purpose of updating and superseding the description of the class A common stock contained in our Registration Statement on Form 8-A filed on August 11, 1987, as previously updated by our Current Report on Form 8-K dated January 28, 1991; and any amendment or report filed for the purpose of updating such description.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to the Chief Financial Officer, Actuant Corporation, 13000 West Silver Spring Drive, Butler, Wisconsin 53007, telephone (414) 352-4160.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

The matters discussed in this prospectus and Actuant’s financial statements and other documents incorporated by reference in this prospectus contain certain forward-looking statements that are based on current management expectations that involve substantial risks and uncertainties, which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or future events. You should read statements that contain these words carefully, because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other “forward-looking” information.

The factors listed under “Risk Factors,” as well as any cautionary language in this prospectus and any prospectus supplement filed herewith, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, those described above under the heading “Risk Factors” and elsewhere in this prospectus and any accompanying prospectus supplements. Before you invest in our common stock, you should read this prospectus and the accompanying prospectus supplements completely and with the understanding that our actual future results may be materially different from what we expect.

Forward-looking statements included in this prospectus speak only as of the date of this prospectus and any accompanying prospectus supplements as applicable. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus or any accompanying prospectus supplements, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this prospectus or any accompanying prospectus supplements or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

CERTAIN LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplements, certain legal matters in connection with the securities will be passed upon for us by Quarles & Brady LLP, Milwaukee, Wisconsin. Our corporate secretary, Helen R. Friedli, is a partner of McDermott Will & Emery LLP.

EXPERTS

The financial statements and financial statement schedule incorporated in this Prospectus by reference to our Current Report on Form 8-K dated May 30, 2007 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended August 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.